CONFIDENTIAL TREATMENT REQUESTED BY GENTIUM S.p.A

TECHNICAL TRANSFER SERVICES AGREEMENT

1. Parties:	Patheon International A.G. (“Patheon”) Lindenstrasse 14, 6340 Baar, 22079 Switzerland	Gentium S.p.A. (“Gentium” or “Customer”) Piazza XX Settembre, 2 Villa Guardia (Como) Italy

2. Product:	Defibrotide (“Product”)

3. Subcontractor:	Patheon Italia S.p.A. Via G.B. Stucchi n.110 Monza (MI) - Italy

4. Facility:	Patheon Italia S.p.A, via Morolense 87, Ferentino (FR) - Italy

5. Contract:
This document - including the Project Scope, Budget Summary, Standard Terms and Conditions for the Technical Transfer Services (“Terms and Conditions”) - when accepted by Customer shall become a contract binding on the parties (“Contract”).

6. Description of Services, Payment and Currency:	See Project Scope (Part A).

7. Legal Terms:	See Terms and Conditions (Part B).

8. Effective Date:	2 February, 2009

9. Term:	From the Effective Date until completion by Patheon of the Technical Transfer Services (“Services”).

10. Date:	2 February, 2009

Patheon International A.G.		Gentium S.p.A.

By:	/s/ Aldo Braca	By:	/s/ Gary Gemignani

Name:	Aldo Braca	Name:	Gary Gemignani

Title:	President	Title:	Executive Vice President and Chief Financial Officer

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

part a

PROJECT SCOPE

1.  PROJECT BRIEF

Defibrotide is a single-stranded polydeoxyribonucleotide extracted from porcine intestinal mucosa. It has been shown that Defibrotide has protective effects on vascular endothelial cells, particularly those of small vessels. Defibrotide has antithrombotic, anti inflammatory and antiischaemic properties. After binding to endothelial cells Defibrotide enhances fibrinolysis. These effects of Defibrotide appear to be predominantly localized within the vascular bed, and there appear to be  no significant effects on systemic coagulation.

Favorable responses have been seen in previous clinical studies in about 45% of patients treated with Defibrotide for the treatment of Severe Hepatic Veno-Occlusive Disease (VOD).   There have also been no significant toxicities related to the study drug in the majority of patients treated in previous clinical studies.

Recent preclinical studies have demonstrated that Defibrotide used in conjunction with Granulocyte Colony-Stimulating Factor (rhG-CSF) significantly increases the number of Peripheral Blood Progenitor Cells (Stem cells). The benefit of this increase in stem cells may be crucial for a variety of clinical indications, including graft engineering procedures and gene therapy programs.

Manufacturing process steps: Solution Preparation, Filling, Inspection, Secondary Packaging. Terminal sterilization is not required.

Target Production Site –The target site for the production of the Defibrotide liquid vials will be the Sterile 2 suite at the
Ferentino Site near Rome, Italy.

Project Timing – Validation Batches to be manufactured within Q4 2009. Patheon is aware that timing is essential for the success of the Project; therefore Patheon will use its very best efforts to procure the manufacturing of the validation batches by the above mentioned timing, provided that this Contract, with respect to the manufacturing services described herein, will be executed by 2nd February 2009.

2.  KEY PRODUCT PARAMETER OVERVIEW

Batch Size: - approximately 40K vials

Fill Volume: - 2,5 ml

Primary Packaging components: – 3 ml vials (blown glass vials, clear glass, Type I, 13 mm neck finish); West 4023/50 Gray stoppers, for liquid, ready to sterilize; 13 mm flip off seals, aluminium feruled with polypropylene colored cap. Sterile.

3.  KEY MANUFACTURING SUPPLY ASSUMPTION

Health and Safety evaluation – a preliminary EH&S toxicity classification of the API has been procured by Patheon. It has been determined that the API molecule is Category 2, on a scale of 1-4, 4 being the most potent. Category 2 products present no issue from a EH&S perspective.

API
▪	It has been assumed that Gentium will provide the released API free issue to Patheon, that will require only an ID test (FT-IR test).
▪	API supplied at Room Temperature, with temperature recorder (data logger). Data logger information to be sent back to Gentium. API to be stored at Controlled Room Temperature (15 – 30 °C).
▪	Mixing of API lots for solution compounding is allowed.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

▪
API Container: The container closure system for the API Defibrotide is a multi-bag system, consisting of two LDPE bags within a multilayered aluminium bag, thermally sealed in a heat sealing machine.  The multilayered aluminium bag serves as a barrier to moisture transmission. Each container of API supplied with a side sample, for API incoming identity testing. Standard GMP and EH&S requirements will be adhered to throughout the whole process. Special care will be taken from operators during compounding, according to procedures supplied by Gentium.

▪	Patheon will receive the API pre-dispensed per each batch to be manufactured.
▪	API value: € *** per Kg.

Finished Product storage and shipment – Controlled room temperature (15 – 30 °C). If required, Patheon will procure the use of a proper and agreed number of Temperature recorders per each shipment. Costs of Temperature recorders will be sustained by Gentium.

Materials Procurement: Components and Excipients
▪
Patheon will supply components (primary packaging materials and secondary packaging materials) and excipients for the manufacture from Patheon qualified suppliers (i.e., Patheon supplies everything excluding API). Should Gentium require Patheon to source any materials from Gentium’s specified suppliers, then these suppliers shall remain under the Quality audit control of Gentium unless an agreement is reached for Patheon to take on this responsibility.

▪
Components and excipients to be supplied by Patheon in accordance with client’s specifications. Subcontractor will issue formal Subcontractor specifications for each component following the Gentium’s component requirements. Each lot of incoming components will be sampled and tested according to the agreed specifications.

▪	Listed below are the components for the solution preparation:

Component	Reference to Standard Quality	Concentration per ml
Sodium Citrate, Dihydrate	USP - EP	10 mg
Sodium hydroxide 1M or hydrochloric acid 1M	NF - EP	-
API (Defibrotide)	Supplied from Gentium	80 mg

Filter Validation – It is assumed that all the filters (0,22 µm and 0,45 µm) are fully validated by the filter supplier. All the additional revalidation work for those filters will be performed by the suppliers of the filters with costs being met by Gentium.

Sealing & Visual Inspection – According to the Subcontractor standard process: filling stoppering and crimping will be performed in Class A/B. One run of 100% visual inspection will be performed by manual or semi-automatic means with qualified operators (defect characteristics and AQL limits to be established and agreed).

Cleaning Validation – cleaning validation will be required throughout the process, including dedicated and non dedicated equipment i.e. general equipment, mixing and holding tanks, filling line. Specific cleaning method is available at Gentium and will be transferred.

Batch Release – Subcontractor (QP) performs the batch release to Gentium, issuing Certificate of Analysis and Certificate of Compliance. The Batch Release to the market has to be performed by Gentium.

Product Holding Time – The Holding Times of the process has to be developed and validated, including the overnight storage of the bulk solution.

Silicon Tubing – It is assumed that in case Silicon tubing (platinum cured) will be used for transfer line, they will be used for at least 5 batches.

Compatibility Studies – It is assumed that compatibility studies between the product and the following surfaces of the process are available in Gentium: stainless steel, glass, PVC, Nylon, PE, silicone, ceramic.

Compatibility and Stability data – Analytical tests for compatibility and stability studies between the product and the stoppers are available in  Gentium.

In case dedicated leachable and extractable studies will be required, those tests will be performed by the suppliers of the stoppers with costs being met by client. Quotation for such studies will be provided to Gentium.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Process Flow Description – Patheon assumes the following production process, based on current information provided by Gentium.

Quality Control
▪	All the analytical methods are fully validated; related protocols and reports are available at Gentium.
▪
Gentium’s Laboratory is available for the chemical analytical Transfer: the analytical results of three (3) released batches of Defibrotide liquid Product obtained in Gentium’s Lab (the Transferring lab) will be compared to those obtained in Subcontractor’s Lab (the Receiving Lab). When required additional analytical performance characteristics will be evaluated. Dedicated protocols and reports will be shared and issued.

▪
IPC and FP to be tested in accordance with Gentium specifications. It has been assumed that the testing is to standardised EP/USP requirements. Any client or product specific testing requirements would require a full assessment.

▪	It is assumed that Patheon will supply the following tests (IPC and FP). Analytical methods descriptions are already available (to date Gentium’s Reference “Scheda di analisi PF001/06 ed. 03”):
IPC tests required as follows:
o	pH, Appearance, Density, Bioburden, Assay (the assay is not a stop test. To date the Method has not been defined)
Chemical tests on FP required as follows:
o	Appearance, Colour, pH, Volume in container
o	ID (λ Maximum absorption)
o	Mean Molecular weight, polydispersity index and fraction above 12 KDa by HPLC
o	Nucleic Phosphorus: Optical Emission spectroscopy Identity and Assay
o	Free Phosphorus: Ionic chromatography Assay
o	Free nucleic bases and other unknown impurities: HPLC Assay
o	Particulate Matter in injection: USP <788> method I
Biological tests on FP required as follows:
o	Bacterial endotoxins test: As per USP <85> kinetic method (Turbidimetric)
o	Sterility: As per USP <71>

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Secondary Packaging
▪
Secondary packaging configuration, specifications and drawings for each secondary packaging component not yet defined by Gentium. As per Gentium request, Patheon makes the following proposal. This proposal is subject to review following receipt and discussion of the detailed secondary packaging requirements between the parties:

o Vials: labeled by automatic means
o Carton: 1 carton containing 10 labeled vials in the packaging tray and 1 leaflet packed by automatic means.
▪ Labeled vials and 1 leaflet inserted into carton by automatic means
▪ Batch data automatically printed in line on the carton.
o Box: 1 box containing the cartons (i.e. 20, TBD).
▪ Cartons manually inserted into the box. Box labeling included (manual).
o Shipping Box: 1 carton pallet containing the boxes (i.e. 100, TBD).
▪ Boxes manually inserted into the shipping box. Shipping Box labeling included (manual).

4.  TECHNOLOGY TRANSFER (TT) COSTING ESTIMATES

ITEM	TOTAL COST (€)
API Health & Safety Evaluation	***
QA documentation preparation.
Review and supply of “Technical Data Pack” for Gentium’ regulatory submission. Provision of  all the information and data on components, packaging materials, drug product specifications and methods, manufacturing process, process validation, as well as Patheon’s relevant information (i.e.: drawings of material and personnel flows, differential pressures schemes, environmental control practices etc.  that are needed for the preparation of the regulatory documentation.
This work also covers preparation of Master Batch Record, Bill Of Materials, components specs and analytical methods.
***
Project controlling documentation – Technology transfer protocol and subsequent closure report.	***
Process Validation: protocol preparation, execution, QC testing and reporting. Stability/Registration/Process Validation batches (3 full scale Batches, secondary packaging excluded) (1)	***
Business / Project Management (10% of TT cost)(2)	Free of charge
TOTAL	***
(1)	This cost does not include vials price. Vials will be sold at the agreed unit price
(2)
Patheon agrees to hold face to face or telephone meetings with Gentium at least once every two weeks to provide a general update on the status of the project and understand any key outstanding items.  Patheon will not charge Gentium for these meetings or for any follow-ups, outside of specific regulatory activities described in Section 5 below.

Technology Transfer cost is charged at 40% up front payment in the form of a purchase order from Gentium upon Patheon being awarded the project and then 20% on completion of the feasibility batch and the remaining 40% on completion and submission to Gentium of the Process Validation Report and the batch certificates of analysis.

5.  REGULATORY SUPPORT WORK

Patheon will procure by the Subcontractor  the assistance necessary to support Gentium with their submissions. The scope and depth of regulatory support procured by Patheon, based on data generated in course of performing the Services, can be agreed upon depending on customer’s needs.
An example of the routine regulatory support is reported below:
▪
Customer provides Subcontractor with the list of information (i.e. list of CTD sections) they will include within the submission file. Complete list of information will be shared between the Parties in a separate document.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

▪
Subcontractor will provide the Customer with the required information (i.e. protocols, reports, specification, CoA, executed batch record, etc.) and, upon request, also with summaries of such documents.  All documents will be provided preferably in English unless requested otherwise. When certified translations will be needed, costs will be borne by Gentium.

▪	Customer will write the filing and Subcontractor will review the sections pertaining to Subcontractor.
Other regulatory services:
▪	Regulatory administrative support (i.e. authentifiction / notarisation / certification/ apostille)
▪	Regulatory consulting to specific administrative requests (i.e. assessment and provision of regulatory guidance).

Regulatory work will be charged at € ***/hour.  Patheon will inform Gentium when regulatory activities are being undertaken that will be billed.  It is Gentium’s understanding that informal phone calls and simple requests will not be charged for.
In addition to the Regulatory work hourly rate charge, Gentium will have to incur all the costs pertaining to documents legalization (i.e. authentification, notarisation, certification, apostille) or for any other relevant regulatory activity. Patheon will inform Gentium when such costs will be billed.

6.  STABILITY TESTING PROGRAMME

If required Patheon can  procure the storage and testing services in accordance with an agreed protocol and ICH guidelines. A typical charge per sample time point is indicated below. This fee is to be confirmed upon receipt of the full stability testing analysis required.

Charge per time point is € 1,800.

7.  PRICING INDICATION

Batch size (# vials)	Manufacturing Conversion Price	Components cost	Secondary packaging Conversion Price	Total unit price (**)
*** vials	€*** / vial	€*** / vial	€*** / vial	€*** / vial

(**): This price doesn’t include the Secondary packaging components cost. It will be evaluated once defined the Secondary packaging materials specification.

8.  FEASIBILITY ASSESSMENT

In view of the commercial manufacturing services to be potentially supplied by Patheon on behalf of the Customer, an assessment of the feasibility of the manufacturing process of the Product, with respect to the fixtures and fittings incorporated into the Facility, is needed. To this aim, Patheon requested to the Subcontractor, upon the Customer’s consent, to perform the activities detailed in this Section 8.

The Parties agree that the costs of such assessment will be directly invoiced by the Subcontractor to the Customer. Each Subcontractor invoice will be due and payable within 45 days of the date of the relevant invoice.

8.1.  Feasibility activities

ITEM	TOTAL COST (€)
[Analytical Methods Transfer/Validation]: Micro (3, validation): Bioburden, BET and sterility	***
Chemical (6):
Mean molecular weight, polydispersity and fraction above 12 (transfer)
Identification, UV (transfer)
Nucleic P (validation)
Free P (transfer)
Free nucleic bases and other unknown impurities (transfer)
Particulate matter in inj (transfer)

Cleaning process Validation – Cleaning method transfer & entire equipment train – protocol preparation, execution, QC testing and reporting.	***
Validation master plan & Sterility assurance / re-qualification work (autoclave / tunnel)	***
One Feasibility batch (full scale) - protocol preparation, execution, QC testing – vials not for human use (for stability purpose) (1)	***
Filter Validation	***
TOTAL	***

(1) In case more than one feasibility batch will be needed, each feasibility batch will be charged to Gentium at the above mentioned price.

(2) Face to face or telephone meetings with Gentium will be held at least once every two weeks to provide a general update on the status of the project and understand any key outstanding items.  No additional costs will be charged to Gentium for these meetings or for any follow-ups.

The Feasibility Activities cost is charged at 40% up front payment in the form of a purchase order from Gentium upon Patheon being awarded the project and then 20% on completion of the feasibility batch and the remaining 40% on completion and submission to Gentium of the Process Validation Report and the batch certificates of analysis.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

8.2.   Media Fill

Up to 3 media fills runs may be performed using the specific parameters for the batch manufacturing. Gentium will be charged fully for each of the Media Fill run Subcontractor will have to manufacture dedicated to the project.

Charge per each Media Fill Run is € ***

In case it transpires that Subcontractor has data applicable to cover the Defibrotide process, so that Subcontractor won’t need to manufacture any Media fill run dedicated to the project, then only 25% of the media fill runs charges will be levied on Gentium (€ ***).

8.3.   Capex Proposal and Costing

All CapEx items will be agreed with Gentium against specific “User Requirements” and will be purchased by the Subcontractor. Gentium will contribute at “cost plus 9%.” The handling fee is to reflect Subcontractor’s time and money for developing the equipment specifications, negotiation with suppliers and procurement of the equipment. The handling fee charge is not included in the below mentioned prices.

The capital proposal is subject to review, following technical discussion between the Subcontractor and Gentium on the proposed assumptions and process scheme.

Gentium will provide Subcontractor with a Purchase Order for the overall Capital cost (relating Production CapEx and QC CapEx, as described below) upon Patheon being awarded the project. Such costs will be invoiced as follows:
•	Equipments costs: 80% upfront - remaining 20% on delivery of the tanks
•	Qualification costs: 100% at the beginning of the qualification activities
•	Handling fee costs: 100% on delivery of the tanks.
•	Contingency costs: only if / when necessary
Secondary Packaging CapEx will be charged at the beginning of the Secondary Packaging Transfer activities.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Supplier quotations / invoices can be provided if / when necessary, including multiple competing bids if available. All purchases would be clearly discussed and defined with Gentium prior to purchase and supported by supplier proposals.

▪	Production CAPex: The following items are required for the manufacture of Defibrotide Batches.

ITEM	TOTAL COST (€)
Bosch filling machine change parts – contact parts -	***
Piping	***
Software modifications and electric works	***
2 x 100 liters stainless steel tanks	***
Small equipment for solution preparation (glass containers, stirrers)	***
Dedicated equipment installation and qualification work - protocol preparation, execution and reporting, samples.	***
Subtotal	***
Contingency (10%)	***
TOTAL	***

It is assumed that dedicated tanks and transfer lines are required.

▪	QC CAPex: The following items are required for the Analytical Testing of Defibrotide Batches (Gentium’s Ref. Method PF001/06 ed. 03: PF001/06_06; PF001/06_07; PF001/06_08; PF001/06_11).

ITEM	TOTAL ESTIMATED COST (€)
Ionic chromatograph Metrohm 761 compact IC (Ref. PF001/06_08)	***
Software modification (Ref. PF001/06_06)	***
Lamp and if necessary works on the equipment already in house (AA Perkin Elmer) (1) (Ref. PF001/06_07)	***
Equipment installation and qualification	***
Subtotal	***
Contingency (10%)	***
TOTAL	***

(1): For the transfer of the release test ”Nucleic Phosphorus, Optical Emission spectroscopy Identity and Assay (Gentium’s Ref. Method PF001/06 ed. 03: PF001/06_07)” Subcontractor is not equipped with the ICP instrument, so Subcontractor proposed the following two options:

o	Option # 1: Transfer of the current Gentium’s method (Plasma). In that case Subcontractor will have to purchase the ICP equipment, at the cost (approx. € ***) to be met by client.
o
Option # 2: Validation of a new method (Graphite Furnace). In that case Subcontractor will have to adapt the equipment already in house (AA Perkin Elmer) with a new lamp with cost to be met by client (approx. € ***).

Gentium agreed on the above Option # 2 and the relevant cost has been included in the above capital table. In case it will transpire that the equipment already in house don’t have the sensitivity necessary for the analysis, Gentium will have to re-evaluate the Option # 1 or the possibility to use a third party laboratory.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

▪
Secondary Packaging CAPex: The Secondary packaging CAPex will be evaluated once Gentium will define the specification of the Secondary packaging configuration. As follows the capital estimation costs, limited to the assumption made:

ITEM	TOTAL COST (€)
Samples for packaging configuration set-up	***
Subtotal	***
Contingency (10%)	***
TOTAL	***

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

part b

standard terms and conditions for technical transfer services

1.	Services:
(a)
Patheon hereby agrees to procure the performance of the Technical Transfer Services described in the Project Scope (“Services”), in accordance with the Specifications provided by the Customer, the current Good Manufacturing Practices (“cGMPs”) and all the other conditions provided in this Contract. The Customer hereby agree that Patheon may subcontract to its Affiliate, Patheon Italia S.p.A (“Subcontractor”), any Services under this Contract. In such case, Customer will have a right of access to the relevant Subcontractor’s Facility for auditing purposes. It is understood that Patheon shall enter into an agreement with its Affiliate that contains any terms necessary to ensure that Patheon meets its obligations under this Contract. For avoidance of doubt the subcontracting of any Services hereunder to the Subcontractor by Patheon shall not relieve Patheon of, and Patheon shall remain solely liable, vis-a-vis the Customer, for its obligations under this Contract. Given the foregoing the Parties hereby agree that the Services will be performed at the facility, owned and operated by Patheon Italia S.p.A, that is located at via Morolense 87, Ferentino (FR) - Italy (“Facility”).
For the purposes of this Contract, the term Affiliate means any corporation which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party and, for the purpose of this definition, “control” means the ownership of shares carrying at least a majority of the votes in respect of the election of the directors of a corporation.

(b)	Parties must agree in writing on changes, deletions or additions to the Services (“Changes”).
(c)
Minor Changes shall be confirmed by electronic mail, facsimile or other written document.  Significant Changes (such as a request by the Customer to change the Project Scope) shall be confirmed by a Change of Scope Agreement, which shall be agreed to by both parties.

(d)
In the event the Customer has more than one option in relation to a particular Service (as written in the Project Proposal or within a Change of Scope as the case may be) then the Customer shall confirm in writing which option it wishes Patheon to perform prior to the commencement of the relevant Service to which the option relates. The Customer shall be charged the fee quoted for the option taken.

2.	Payment:
A.      Payment
(a)
Customer shall pay Patheon for the Services as outlined in Part A of this Contract and for any agreed Changes which shall be invoiced separately at the fees quoted by Patheon. It is agreed upon between the Parties that the Services detailed in Section 8 of Part A of this Contract, will be invoiced to the Customer directly by the Subcontractor.

(b)
If Customer causes any delay to Patheon’s provision of Services for reason within its control (such as a delay in responding to a Patheon and/or Subcontractor inquiry or a delay in the delivery of the active pharmaceutical ingredient (“API”)), then Patheon shall be entitled to charge the Customer for any additional costs incurred in the provision of the Services as a result of the delay. In addition to the foregoing, should the delay in delivery the API cause the postponement or the cancellation of any batch of Product, Section 5(f) will be applied.

(c)	Each Patheon invoice shall be due and payable within 45 days of the date of the relevant invoice. All amounts mentioned in this Contract will be deemed mentioned or specified in Euros.
(d)
In no event, complaints or objections to the amount of the invoices or related to the Services will suspend the payment obligations of  the Customer. Interest on past due accounts will accrue at an annual rate of  eight percent per annum (8%).

3.	Supply of API and Materials:
(a)	Customer shall, at its expense, supply Patheon, at the agreed Facility, with sufficient quantities of the API to be used in performing the Services.
(b)
All materials required to perform the Services (“Materials”) shall be purchased by Patheon. If Materials ordered by Patheon in order to carry out the Services are not used in performing the Services, then to the extent Patheon’s other customers cannot utilize such Materials, the Customer shall pay to Patheon the costs for such Materials (including all costs incurred by Patheon in connection with the purchase and handling of such Components).

(c)
In the event that Patheon is required to procure any product from specified suppliers indicated by the Customer, in order to complete the Services, Customer acknowledges that all such purchases shall be made by Patheon on behalf of the Customer and that Patheon shall assume absolutely no responsibility or liability whatsoever with respect to such product.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

(d)
If applicable, Patheon and the Customer will cooperate and provide such assistance to each other as may be reasonably necessary to permit the import of the API and other materials into the country where the Services will be performed.

4.   Equipment:
(a)
In order to perform the Services, certain capital expenditures are necessary in respect of Capital Equipment required to be acquired and installed at Facility located at via Morolense 87, Ferentino (FR), Italy; therefore, the Customer hereby agree to deliver to Subcontractor the estimated amount, as better detailed in the Part A (Section 8) above, in respect of purchasing the Capital Equipment. It is understood that, should additional capital expenditures be necessary in order to carry out the Services, the Parties will jointly determine the revised aggregate amount contributable by the Customer.

(b)	All capital expenditures for the purchasing of the Capital Equipment shall be paid, as outlined in Part A of this Contract, by the Customer.
(c)
The Customer shall have legal ownership of the Capital Equipment, with the exception of any software upgrade and any structural modifications to the Subcontractor’s existing lines and will assign such Capital Equipment to Subcontractor for its use.

(d)
Patheon shall be responsible for the costs and expenses of routine maintenance and servicing of the Capital Equipment, so long as the Capital Equipment remains at the Facility. Customer shall be responsible for the cost of non-routine maintenance and servicing of the Capital Equipment (such as major repairs and parts replacement).

 5.   Termination, Cancellation and Postponement:
(a)
Either party may terminate this Contract if the other party is in material breach of any provisions of this Contract and the other party fails to remedy such breach within 30 days of the date of notice of such breach by the non-breaching party.

(b)	Customer may terminate this Contract immediately for any business reason.
(c)	Any re-scheduling of any part of the Services beyond 120 days requested by Customer shall, at Patheon’s option, be deemed to be a termination of the Contract.
(d)
If the Customer terminates the Contract for any business reason or if Patheon terminates the Contract because of: (i) Customer’s failure to cure any default within the 30 day notice period; or (ii) Customer rescheduling any part of the Services beyond the 120 days, then Customer shall pay to Patheon:

- any fees and expenses due to Patheon for the Services rendered up to the date of termination;
- all actual costs incurred by Patheon to complete activities associated with the termination and close of the Services rendered up to the date of termination; and
- any additional costs incurred by Patheon in connection with the Services that are required to fulfill applicable regulatory and contractual requirements;
- the cost of all materials (to the extent that such materials cannot be utilized for other Patheon’s customers) and equipment which were purchased or maintained by Patheon in contemplation of the Services as outlined in the Project Scope prior to notice of termination being given (to the extent such equipment cannot be utilized by Patheon’s other customers). In addition to the foregoing, Customer shall satisfy the purchase price payable pursuant to Patheon's orders with suppliers of materials and equipment, provided such orders were made by Patheon in reliance on Services and they are not subject to cancellation without penalty.
(e)
Customer shall arrange for the pickup from the Facility of all materials and supplies owned by Customer within 20 business days after the earlier of the termination or expiration of this Contract. Patheon shall charge a thirty Euro (€30.00) per pallet space per month storage fee for all materials, supplies and Products stored at the Facility after twenty business day following the termination of the Contract.

(f)
In the event of termination, cancellation or postponement by the Customer within 60 calendar days of the due start date of manufacture of any batch of Product, for whatever reason, the Customer agrees to pay to Patheon a sum equal to 25% of the fees quoted for such manufacturing Services in Part A of this Contract.  In the event of termination, cancellation or postponement by Customer within 30 calendar days of the due start date of manufacture of any batch of Product, for whatever reason, the Customer agrees to pay to Patheon a sum equal to 50% of the fees quoted for such manufacturing Services in Part A of this Contract.  If termination, cancellation or postponement is within 15 calendar days of the due start date of manufacture of any batch of Product, the Customer agrees to pay a sum equal to 75% of the fees quoted for such manufacturing Services in Part A. If work is stopped within 5 working days of the week of manufacture of any batch of Product, for whatever reason, the Customer agrees to pay a sum equal to 90% of the fees quoted in Part A.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

6.      Intellectual Property:
(a)
The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs and know-how.

(b)
For the term of this Contract, Customer hereby grants to Patheon and to the Subcontractor, a non-exclusive, paid-up, royalty-free, non-transferable license of Customer’s Intellectual Property which Patheon must use in order to perform the Services.

(c)
Patheon covenants, represents and warrants that, all Intellectual Property generated or derived in the course of performing the Services, to the extent it is specific to the development, manufacture, use and sale of the Customer’s Product that is the subject of the Services, shall be the exclusive property of Customer.

(d)
All Intellectual Property generated or derived by Subcontractor in the course of performing the Services which are not specific to, or dependent upon, Customer’s Product and which have application to manufacturing processes or formulation development of drug products or drug delivery systems shall be the exclusive property of Subcontractor.  Patheon hereby warrants to Customer, a non-exclusive, paid-up, royalty-free, transferable license of such Intellectual Property which Customer may use for the manufacture of Customer’s Product.

7.	Indemnity:
A. Indemnification by Customer
Subject to Sections 7B and 7C(c), Customer shall defend, indemnify and hold Patheon, its Affiliates and their respective directors, officers, employees and agents (collectively, "Patheon Indemnitees") harmless from and against any and all third-party actions, causes of action, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from:
•	the distribution of the Customer’s Product or the use of the Customer’s Product by patients either as part of or outside of the scope of any clinical trials;
•	the performance of the Services in accordance with the terms of this Contract;
•	any misrepresentation, negligence or willful misconduct by Customer or any of its affiliates and their respective directors, officers, employees and agents (collectively, "Customer Indemnitees");
•	any breach by the Customer of the Customer's obligations or warranties under this Contract; or
•	any claim of infringement or alleged infringement of any third party's intellectual property rights in respect of the Customer’s Product.
This indemnity shall not apply to the extent that such Losses are:
•	determined to have resulted from gross negligence or willful misconduct of Patheon;
•	determined that Patheon has failed to manufacture and test the Product in compliance with the Customer’s Specifications, cGMPs and the terms of this Contract; or
•	for which Patheon is obligated to indemnify the Customer Indemnitees pursuant to Section 7B.
B. Indemnification by Patheon
Subject to Sections 7A and 7C(c), Patheon shall defend, indemnify and hold the Customer Indemnitees harmless from and against any and all Losses resulting from, relating to or arising from the breach by Patheon of its obligations or warranties under this Contract except to the extent that such Losses are:
• determined to have resulted from gross negligence or willful misconduct of Customer; or
• for which Customer is obligated to indemnify the Patheon Indemnitees pursuant to Section 7A.
C. Limitation of Liability

(a)  If any part of the Services procured by Patheon are not materially performed in accordance with the Customer’s Specifications, the cGMPs and the terms of this Contract, then Customer's sole remedy shall be to request Patheon to:

• repeat that part of the Service at Patheon’s costs, provided that Customer provides the API; or
• reimburse Customer for the price for that part of the Service, excluding the cost of the API.
(b) Under no circumstances whatsoever shall Patheon reimburse Customer for the cost of the API.

(c)  Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss of profits, of production, of anticipated savings, of business or goodwill or for any liabilities, damages, costs or expenses of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of such damages.

D. No Warranty
PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT.  PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY IN RESPECT OF THE CUSTOMER’S PRODUCT.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

8.      Regulatory Filings:
(a)
Customer shall have the sole responsibility for filing of all documents with the applicable regulatory authority (such as the United States Food and Drug Administration (“FDA”), the Medicines and Healthcare Products Regulatory Agency ("MHRA") or the European Medicine Evaluation Agency (collectively the “Regulatory Authority”) and to take any other actions that may be required for the receipt of approval from the Regulatory Authority for the commercial manufacture of the Customer’s Product.

(b)
Where documents generated by Subcontractor in relation to the Services are to be filed by the Customer with any Regulatory Authority and such filing is liable to cause Subcontractor to be scrutinized by such Regulatory Authority or the filing thereof may create the possibility of a Regulatory Authority audit, inspection or review of Subcontractor then, at least 21 days prior to filing any such documents with the Regulatory Authority, Customer shall provide Subcontractor with a copy of the documents incorporating such data so as to give Subcontractor the opportunity to verify the accuracy and regulatory validity of such documents as it relates to the generated data.  Subcontractor will inform Customer as soon as reasonably possible as regards the accuracy and regulatory validity of the documents.  The time taken to review the documents will be charged back to Customer at the rates detailed in the Part A above.

(c)
At least 21 days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing  Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, as the case may be, Customer shall provide Subcontractor with a copy of the CMC portion as well as all supporting documents which have been relied upon to prepare the CMC portion so as to permit Subcontractor to verify that the CMC portion accurately describes the Services performed and the manufacturing processes to be performed pursuant to this Contract. However, Customer may submit certain sections of the CMC section as they are finalized and Subcontractor will do its best efforts to verify, as soon as reasonably possible, that the described work and manufacturing processes are accurate. The time taken to review the documents will be charged back to Customer at the rates detailed in the Part A above.

(d)
If Customer does not provide Subcontractor with the documentation requested above within the time stipulated and if Subcontractor reasonably believes that Subcontractor’s relationship with the Regulatory Authority may be jeopardized, Subcontractor may, in its sole discretion, but only to the extent that is reasonable, delay or postpone the Regulatory Authority inspection which is or is equivalent to the FDA’s pre-approval inspection (“PAI”) until such time as Subcontractor has reviewed the requested documentation and is satisfied with its contents.

(e)
If in Subcontractor’s sole discretion, acting reasonably, Subcontractor determines that any of the information provided by the Customer is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Subcontractor shall notify the Customer in writing of such Deficiencies. Until such Deficiencies have been resolved or agreement has been reached with the Customer for such resolution, Subcontractor reserves the right not to participate in the PAI.  In no event, Subcontractor’s non-participation in the PAI shall be construed as a Patheon’s breach of any of its obligations under this Contract.

(f)	Not withstanding the foregoing, a notification of 14 business days will be deemed a sufficient notice for an audit or regulatory inspection of the Facility, including a PAI.

9.       Shipping:
Shipments of Customer’s Product shall be made [EXW] (as defined in INCOTERMS 2000) from Facility unless otherwise mutually agreed.  Risk of loss or of damage to such Product shall transfer to the Customer when the Product is loaded onto the carrier’s vehicle by Patheon for shipment at the EXW point.  The Product shall be transported in accordance with the Customer’s instructions.  Any shipment from Customer to Patheon shall be made DDP (as per INCOTERMS 2000) the relevant Facility.

10.   Miscellaneous:
 A.   Quality Agreement

Within 90 days after the signing of the Tech Transfer Agreement and in any event before the start date of manufacture of the first batch of Product, the Parties and the Subcontractor shall enter into a Quality Agreement that shall include provisions addressing, among other things, each party's responsibilities for cGMPs manufacturing and testing of the Product. The Quality Agreement shall be prepared in accordance with the European Union and U.S. FDA current good manufacturing practice standards.

 B.   Assignment

Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Notwithstanding the aforementioned it is understood and agreed that Patheon may subcontract the Services hereunder to the above mentioned Subcontractor. In addition, either party may, without such consent, assign this Agreement and its rights or delegate its obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets related to the subject matter of this Agreement or its business, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of such party, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

C.   Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of such party, including, but not limited to, strikes or other labor disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

D.	Survival

Any termination or expiration of this Contract shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement and Sections 4, 5, 6, 7 and 8  of the Contract shall survive the expiration or termination of this Contract.

E.    Independent Contractors

The parties are independent contractors and this Contract shall not be construed to create between Patheon and the Customer any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

F.	Confidentiality

Each Party shall keep confidential and shall not use for any purpose other than the performance of such Party’s obligations under this Contract, all information acquired from the other Party, in connection with this Contract and the transactions contemplated hereby, other than any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the receiving Party as evidenced by prior written documents in the receiving Party’s possession; or (iii) is disclosed to the receiving Party by a third party who or which is not in default of any confidentiality obligation to the disclosing Party (such information to which none of the foregoing exceptions applies, “Confidential Information”).  Each receiving Party shall transmit Confidential Information only to those of its employees, agents, representatives or Affiliates who shall need same for the purpose of this Contract and shall take all necessary measures to assure that such employees, agents or representatives do not reveal such Confidential Information to any third party without prior written authorization from the disclosing Party for as long as the receiving Party is obliged to hold such information in confidence hereunder, regardless of the respective terms of employment of such employees. The confidentiality obligations under this Section shall continue for the term of this Contract and for 5 years thereafter.

G.   Taxes
In the event that any taxes or duties, of whatever nature, excluding any taxes levied on profits, income or revenue which are the responsibility of Patheon and /or of the Subcontractor, are required to be withheld on payments made by Customer pursuant to this Contract by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, Customer shall be responsible and promptly pay said taxes and duties to the appropriate taxing authority without any deduction to any amount owed to Patheon and /or to the Subcontractor. Customer shall secure and deliver to Patheon upon request any official receipt for any such taxes paid.
H.   Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Customer or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Customer or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Contract and is signed by both parties.

I.	Insurance
Each party shall maintain during the term of this Contract general liability and product liability insurance. Either party may request evidence of such insurance.
J.    Entire Agreement

This Contract constitutes the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements and understandings, whether written or oral. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

K.   Facsimile
This Contract may be signed in counterparts and by facsimile.
L.   Choice of Law

This Contract is governed by the laws of the State of New York, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.  Both parties hereby submit to the exclusive jurisdiction of the courts located in New York County.

CONFIDENTIAL

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

M.   Notices

Any notice or other communication required to be given by one party to the other under the Contract shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the same day of confirmation receipt of transmission; or (iii) if delivered by certified or registered mail to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this Section 10(M):

If to Patheon International A.G.
Attention: General Counsel Europe
Lindenstrasse 14,
6340 Baar, Switzerland
Facsimile:

And a copy to
Attention: Department of Legal Services
Viale G.B. Stucchi n. 110
Monza (MI) - Italy
Facsimile: + 39 039 2027 219

If to Customer at:
Attention: Gary Gemignani
Executive Vice President and Chief Financial Officer
45 Rockefeller Plaza, Suite 2000
New York, NY 10111
Facsimile: (212) 332-1667

And a copy to
Epstein Becker & Green, P.C.
c/o Adam So
250 Park Avenue
New York, NY 10177
Facsimile: (212) 878-8693

CONFIDENTIAL
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.